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                                                                    Exhibit 10.1

                               [AHP Letterhead]



April 19, 2001



Ms. Peggy Phillips
Chief Operating Officer
Immunex Corporation
51 University Street
Seattle, WA  98101

Re:  Amendment No. 1 to Memorandum of Understanding
     -----------------------------------------------
     Regarding Greenwich Holding's West Greenwich, RI
     ------------------------------------------------
     Biopharmaceutical Facility dated August 9, 2000 (the "MOU")
     -----------------------------------------------------------

Dear Ms. Phillips:

     This Amendment No. 1 to the MOU confirms our agreement that, if Immunex Corporation ("Immunex"), American Home Products Corporation ("AHPC"), and AHP Subsidiary Holding Corporation ("AHPS") have not executed the Definitive Agreement (as defined in the MOU) for the purchase by Immunex of the outstanding capital stock of Greenwich Holdings, Inc. ("Greenwich") by May 1, 2001, interest will begin to accrue on all funds which will be due from Immunex to Greenwich/AHPC in respect of Facility Costs upon the execution and delivery of the Definitive Agreement, and will continue to accrue until the Signing (as defined in the MOU) of the Definitive Agreement.

     Accordingly, a new Section 3(d) of the MOU shall be added as follows:

     "(d) If the Signing does not occur by May 1, 2001, interest at the Interest Rate (as defined below) shall thereupon begin to accrue with respect to the amounts that would have been payable by Immunex (assuming the Signing had occurred on May 1, 2001) pursuant to Paragraph 3(a) of the MOU in respect of Facility Costs incurred prior to May 1, 2001 and, thereafter, interest at the Interest Rate shall begin to accrue as of the last day of each month with respect to amounts that will be payable by Immunex pursuant to Paragraph 3(a) of the MOU in respect of Facility Costs incurred after May 1, 2001 and during the month then ending, in each case until the date of the Signing. Immunex shall not, under this Section 3(d), be obligated to pay interest with respect to any Facility Costs incurred after the Signing. "Interest Rate" shall be defined as "the three month LIBOR rate as published in the Wall Street Journal plus 50 basis points on May 1, 2001, and then on the first day of each calendar quarter, which shall be the interest rate for that next calendar quarter." As soon as practicable following the Signing, AHPC/Greenwich shall provide Immunex with an invoice and calculation detailing Facility Costs incurred through the date of Signing, and the accrued interest at the Interest Rate (the "Interest Payment"). Immunex shall pay Greenwich/AHPC the Interest Payment within thirty (30) days of delivery of such invoice. If AHPC agrees with Immunex that the results of Immunex's audit of such invoices properly indicate that Immunex has been overcharged, interest paid by Immunex on the overcharge under this Section 3(d) will be deducted from any further amount due AHPC. In the event

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that the parties cannot agree on the proper amount of the Facility Costs, the parties agree to submit disputed items to a mutually agreed upon independent accounting firm, whose determination shall be binding on the parties. In the event that the amount finally owed to AHPC, as finally determined by the independent accounting firm, exceeds by ten percent (10%) or more the amount submitted by AHPC to the independent accounting firm, then AHPC shall bear the cost of the accounting firm. In all other cases, Immunex shall bear such costs.

     Notwithstanding the foregoing, the interest accruing pursuant to the terms of this Section 3(d) shall be tolled for such period(s) that AHPC/AHPS (x) fails to negotiate in good faith or (y) fails to respond to Immunex proposals in reasonable time periods; provided, however, that failure to execute the Definitive Agreement until a simultaneous execution of the Collaboration Agreement contemplated by the Memorandum of Understanding Regarding Long-Term Allocation of ENBREL Supplies (that was entered into the same date as this MOU) shall not be deemed to be bad faith.

     Kindly indicate Immunex's confirmation of our agreement by signing and returning the enclosed duplicate copy of this letter to:

                      William M. Haskel
                      Assistant General Counsel
                      American Home Products Corporation
                      Five Giralda Farms
                      Madison, NJ 07940

upon  which this Amendment No. 1 to the MOU shall be effective.

                                       Sincerely yours,

                                       /s/ Kenneth J. Martin


Immunex Corporation
Agreed and Accepted

/s/ Peggy Phillips
________________________
Peggy Phillips
Chief Operating Officer

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